ARTICLES OF INCORPORATION

OF

FUTURE HEALTHCARE OF AMERICA

Pursuant to Section 17-16-202 of the Wyoming Business Corporation Act (the “WBCA”), the undersigned incorporator does hereby adopt and make the following Articles of Incorporation:

ARTICLE I -- NAME

  The name of the corporation (hereinafter called the “Corporation”) is “Future Healthcare of America.”

ARTICLE II -- DURATION

The Corporation shall have perpetual existence.

ARTICLE III – PURPOSES AND POWERS

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted, or carried on by it are to engage in and conduct any lawful business, activity or enterprise for which corporations may be organized under the WBCA.

ARTICLE IV -- CAPITALIZATION

The aggregate number of shares which this Corporation shall have authority to issue is two hundred five million (205,000,000), two hundred million (200,000,000) of which shall be shares of common stock of a par value of one mill ($0.001) per share (the “Common Stock”), and five million (5,000,000) of which shall be shares of preferred stock of a par value of one mill ($0.001) per share (the “Preferred Stock”).

The holders of the Common Stock shall not have pre-emptive rights to acquire unissued shares of stock of the Corporation, nor shall such holders be entitled to vote cumulatively for directors of the Corporation.

The Corporation’s Board of Directors is authorized, subject to limitations prescribed by law and the provisions of the preceding paragraph of this Article IV, to provide for the issuance of the shares of Preferred Stock in series, any by filing a certificate pursuant to the applicable law of the State of Wyoming, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof.  The authority of the Board with respect to each series shall include, but shall not be limited to, the determination of the following:

(a)  The number of shares constituting each series and the distinctive designation of each series;

(b)  The dividend rate on the shares of each series, the manner in which dividends shall be paid, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of each series;

(c)  Whether each series shall have voting rights in addition to the voting rights provided by law, and if so, the terms of such voting rights;

(d)  Whether each series shall have conversion privileges, and if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(e)  Whether or not the shares of each series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)  Whether each series shall have a sinking fund for the redemption or purchase of shares of each such series, and if so, the terms and amount of such sinking fund;

(g)  The rights of the shares of each series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights or priority, if any, of payment of shares of each such series; and

(h)  Any other relative rights, preferences, and limitations of each such series.

No holder of shares of Common Stock or Preferred Stock shall be entitled as of right to subscribe for, purchase, or receive any new or additional shares of any class, whether now or hereafter authorized, or any notes, bonds, debentures, or other securities convertible into or carrying options or warrants to purchase shares of any class; provided, however, all such new or additional shares of any class, or notes, or bonds, debentures, or other securities convertible into, or carrying options or warrants to purchase, shares of any class may be issued or disposed of by the Board to such persons and on such terms as it, in its absolute discretion, may deem advisable.

ARTICLE V – BOARD OF DIRECTORS

The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of this corporation.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

          (a) To manage and govern the Corporation by majority vote of members present  at any regular or special meeting at which a quorum shall be present unless the act of a greater number is required by the laws of the state of incorporation, these Articles or the Bylaws of the corporation.

          (b) To make, alter, or amend the Bylaws of the corporation at any regular or special meeting.

          (c) To fix the amount to be reserved as working capital over and above its capital stock paid in.

          (d) To authorize and cause to be executed mortgages and liens upon the real and personal property of this corporation.

          (e) To designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the  extent provided by resolution or in the Bylaws of the Corporation,  shall have and may exercise the powers of the Board of Directors in the  management of the business and affairs of the Corporation. Such committee or committees shall have such name or names as may be stated in the Bylaws of the Corporation or as may be determined  from time to time by resolution adopted  by the Board of Directors.

 ARTICLE VI  -- AUTHORITY OF BOARD OF DIRECTORS TO CHANGE CORPORATE NAME

The Board of Directors shall have the right to change the name of the Corporation without shareholder approval to a name that reflects the industry or business in which the Corporation’s business operations are conducted or to a name that will promote or conform to any principal product, technology or other asset of the Corporation that the Board of Directors, in its sole discretion, deems appropriate.

ARTICLE VII --  BYLAWS

Bylaws of this Corporation may be adopted by the Board of Directors, which shall also have the power to alter, amend or repeal the same from time to time as permitted under the WBCA.

ARTICLE VIII -- CONFLICTS OF INTEREST

To the full extent contemplated by the WBCA, no contract or other transaction between this Corporation and any other corporation, entity or person shall be affected by the fact that a director or officer of this Corporation is interested in, or is a director or other officer of such other corporation.  Any director or officer, individually or with others, may be a party to or may be interested in any transaction of this Corporation or any transaction in which this Corporation is interested.  Each person who is now or may become a director or officer of this Corporation is hereby relieved from and indemnified against any liability that might otherwise obtain in the event such director or officer contracts with the Corporation for the benefit of such director, officer or any firm, association or corporation in which such director or officer may be interested in any way, provided such director or officer acts in good faith.

ARTICLE IX – INDEMIFICATION

The Corporation shall indemnify its officers, directors and shareholders to the fullest extent allowed under the WBCA.

IN WITNESS WHEREOF, the undersigned incorporator hereby executes these Articles of Incorporation of Future Healthcare of America, a Wyoming corporation, on this 11th day of June, 2012.

Date:  June 11th, 2012.

 /s/ Christopher J. Spencer

Christopher J. Spencer

Incorporator